EXHIBIT 10.6

Fiscal 2005 Annual Incentive Plan

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Eligible participants of this plan will include all "regular" employees who are employed by Manatron at the time of payout. Employees classified as "Duration" or "Temporary" and employees participating in a gain sharing, sales commission, or other incentive plans will not be eligible for any payouts under this incentive plan.

•	The bonus will be prorated for new hires based on the percentage of the fiscal year that they are employed.

•	The bonus will be based on Company performance against key metrics of Pre-tax Income and Revenue. Cash flow will not be used at this time.

•	The key metrics will be weighted: 70% for Pre-tax Income; 30% for Revenue.

•	Plan participants will have a target bonus that will be based upon a percentage of their salary and will be communicated directly to each employee. (An illustrative example is attached.)

•	Based on the achievement of the Company targets, each plan participant will receive their appropriate bonus payment no later than July 31, 2005.

•	The bonus payout will be increased / reduced based on over / under delivery of the key metrics. No bonuses will be paid if the Company does not achieve at least 80% of each key metric.

•	Employees who have been advised in writing during the plan year that their employment is in jeopardy and/or are on a performance improvement plan will be reviewed individually for eligibility.

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The Company reserves the right, at any time, to modify or terminate this plan if in the Company's sole judgment the overall financial performance is below expectations or other reasons determined by the Company.

Annual Incentive Plan Example (Illustrative Only)

Employee Targets:

Employee Salary = $40,000

Employee's Bonus Target % = 5%

Employee's Bonus Target $ = $2,000

Company:

Company Performance = 90%

Employee Bonus:

Employee Bonus = (90% [Company Percentage] * $2,000) = $1,800